EXHIBIT 5

OPINION OF CERTILMAN BALIN ADLER & HYMAN, LLP

August 14, 2024

Kingstone Companies, Inc.
15 Joys Lane
Kingston, New York 12401

Re:         Registration of 1,000,000 shares of Common Stock,
par value $0.01 per share, under the
Securities Act of 1933, as amended

Gentlemen:

In our capacity as counsel to Kingstone Companies, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-8 being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), covering the issuance of up to an aggregate of 1,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”) under the Company’s 2024 Equity Participation Plan (the “2024 Plan”).

In that connection, we have examined the Certificate of Incorporation and the By-Laws of the Company, as amended to date, the Registration Statement and the 2024 Plan and are familiar with corporate proceedings of the Company relating to the adoption of the 2024 Plan.  We have also examined such other instruments and documents as we deemed relevant under the cir-cumstances.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the Board of Directors of all minutes of such proceedings.  We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued pursuant to the terms of the 2024 Plan, will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement.

This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is for your exclusive use only and is to be utilized and relied upon only in connection with the matters expressly set forth herein.

Very truly yours,

CERTILMAN BALIN ADLER & HYMAN, LLP

By:    /s/ Fred Skolnik
Fred Skolnik, a Member of the Firm